EXHIBIT 10.1

WNI/Tennessee, L.P.

P.O. Box 924133

Houston, Texas 77292-4133

RE:	Lease Dated:	October 2, 2003
Landlord:	WNI/Tennessee, L.P.
Tenant:	AF Services, LLC, a Delaware limited liability company
Premises:	Approximately 212,000 square feet in Landlord's
Southpoint Commercial Park, Memphis, TN

Gentlemen:

Reference is made to the above captioned lease, together with all subsequent amendments and extensions thereto, collectively herein referred to as "Lease", for a term which shall terminate December 31, 2009. This letter agreement ("Renewal Letter"), when executed by the parties, amends the Lease as hereinafter set forth:

1.        The term of the Lease is extended through February 28, 2013, unless sooner terminated in accordance with the terms of the Lease.

2.        Effective September 1, 2009, the monthly minimum rental (exclusive of any additional charges) due and payable in accordance with the terms of the Lease shall be as follows:

September 1, 2009 January 1, 2010 March 1, 2010 January 1, 2011 January 1, 2012	- - - - -	December 31, 2009 February 28, 2010 December 31, 2010 December 31, 2011 February 28, 2013	: : : : :	$42,400.00 $0.00 $42,400.00 $43,283.33 $44,166.67	per month per month per month per month per month

3.           The option to extend the term of the Lease as set forth in the Addendum to the Lease Agreement and as further referenced in the introduction Paragraph of the Renewal Letter dated September 22, 2006 is hereby rendered null and void and shall be of no further force or effect. There is hereby added to the Lease an Option Rider attached hereto and made a part hereof for all purposes.

4.           Notwithstanding anything to the contrary contained in the Lease, and provided there shall not have occurred a “Default” (as defined in Article Ten of the Lease) and there has been no assignment of this Lease, then, at such time as space which is adjacent to and shares a common demising wall with the Property becomes available for lease to third parties (hereinafter “Expansion Space”), Landlord shall give Tenant notice that such space is available and offer such space to Tenant. The date of Landlord’s notice that the Expansion Space is available is herein referred to as the “Notice Date”. Tenant shall have a period of fifteen (15) days following the Notice Date in which to exercise its option by notifying Landlord in writing that it desires to expand the Property into the Expansion Space at the then agreed upon rate. Upon receipt by Landlord of Tenant’s notice exercising its rights hereunder, Landlord shall submit to Tenant a lease amendment incorporating the Expansion Space into the Property upon the then agreed upon terms and conditions, and Tenant shall execute and deliver to Landlord signed counterparts of such lease amendment within twenty (20) days following receipt thereof by Tenant. Such amendment shall provide that rental attributable to the Expansion Space shall be payable thirty (30) days following the “Tender Date” (as hereinafter defined).

In the event Landlord offers to Tenant an Expansion Space as provided herein above, and provided that Tenant accepts said offer, executes a lease amendment and expands the Property into an Expansion Space, then at such time as any additional adjacent space becomes available for lease, Landlord shall again offer such additional space to Tenant in accordance with this Paragraph 4. However, if at any time Landlord offers to Tenant an Expansion Space, and Tenant either: (i) declines to exercise its Option to Expand, or (ii) fails to timely exercise its Option to Expand, or (iii) after exercising its Option to Expand, fails to execute a lease amendment within the twenty (20) day period set forth above, then in any such event Tenant will be deemed to have waived its right to expand as to the Expansion Space offered, the rights granted herein shall be rendered null and void, and Tenant shall have no further options to expand the Property in accordance with this Paragraph 4. Additionally, the parties acknowledge that this Option to Expand applies only to the building in which the Property is located.

In the event Tenant declines to exercise an Option to Expand, then Landlord shall have the right to market the Expansion Space to third parties. If Landlord shall enter into a lease with a third party for the Expansion Space within a period of six (6) months after Tenant declines an Option to Expand, Landlord agrees that the rental rate under any such third party lease shall be at least 95% of the rental rate offered to Tenant, taking into account any credits or construction allowances granted to said third parties. After the expiration of such six (6) month period, there shall be no restriction whatsoever as to the rental rate contain in a third party Lease for the Expansion Space.

Tenant acknowledges that, as of the date of this Lease, all spaces that are adjacent to and share a common demising wall with the Property are leased to third parties, and that Landlord shall have no obligation to offer any such space to Tenant pursuant to the terms of this Paragraph 4 until expiration of the term of the lease covering such space, including all renewals and expansions thereof.

In the event Landlord fails to notify Tenant that an Expansion Space is available in accordance with this Article, then Tenant’s sole remedy in such event shall be to terminate this Lease upon sixty (60) days’ prior written notice to Landlord.

5.        Prohibited Persons and Transactions. Tenant represents and warrants to Landlord that Tenant is currently in compliance with, and Tenant further covenants to Landlord that Tenant shall at all times during the term of the Lease (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including, but not limited to, Executive Order 13224, dated September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental, regulatory, or administrative action relating thereto.

Except as otherwise provided in this Renewal Letter, all of the terms and provisions of the Lease shall be applicable during such extension period unless any such interpretation is expressly negated. Tenant acknowledges that there are no off-sets or defenses against enforcement of the Lease as of this date, and Landlord is not in default of any obligation thereunder.

The parties to this agreement desire to expedite the drafting and completion of this agreement. They acknowledge that the Lease, which is modified by this agreement, includes capitalized and defined terms. In order to avoid the delay which would be necessary to reference properly the capitalized and defined terms used in the Lease, the parties have elected rather to use generic terminology in this agreement rather than the defined terms of the Lease. For example, where the Lease may use the defined terms “Minimum Rent,” “Base Rent,” or “Fixed Minimum Rent,” this agreement will use the term “monthly minimum rental” to describe the regular monthly rental payments due under the Lease, as hereby modified. Any capitalized or defined terms used in this agreement, if any, will have the meanings ascribed to them in this agreement, which may or may not correspond to a similarly defined term in the Lease.

THE SUBMISSION OF THIS DOCUMENT FOR EXAMINATION AND/OR EXECUTION HEREOF SHALL BECOME EFFECTIVE ONLY UPON EXECUTION BY ALL PARTIES HERETO AND DELIVERY OF A FULLY EXECUTED COUNTERPART BY LANDLORD TO THE OTHER PARTIES HERETO.

Except as otherwise expressly provided herein, the effective date of all of the terms and conditions of this Renewal Letter shall be deemed to be the date upon which the Renewal Letter is executed by Landlord.

(SIGNATURE PAGE IMMEDIATELY FOLLOWS)

AGREED AND ACCEPTED on the date signed by Landlord set forth below.

AF SERVICES, LLC, a Delaware limited liability company

By: /s/ Simon Abuyounes Name: Simon Abuyounes Title: President
"TENANT"

WNI/TENNESSEE, L.P.,

a Delaware limited partnership

By:          WNI/Tennessee Holdings, Inc.,

a Delaware corporation,

General Partner

By:         /s/ Jeffrey A. Tucker________________

Name:   Jeffrey A. Tucker___________________

Title:     Sr. Vice President/General Counsel_____

Date: 9/17/09________________________
"LANDLORD"

CONSENT OF GUARANTOR

PC MALL, INC. (whether one or more shall hereinafter be referred to as “Guarantor”), Guarantor of the obligations of tenant hereby consents to the foregoing Renewal Letter. Guarantor is granting its consent for the sole purpose of providing comfort to Landlord and such consent shall not be construed to create, or deemed to create, any right of consent not expressly granted or required in the Guaranty. The terms and provisions of said Guaranty shall remain in full force and effect and shall apply to the Lease, as such Lease has been amended herein.

PC MALL, INC. By: /s/ Brandon LaVerne_ Name: Brandon LaVerne __ Title: Chief Financial Officer__ GUARANTOR